Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces April Catastrophe Loss Estimate

NORTHBROOK, Ill., May 12, 2011 — The Allstate Corporation (NYSE: ALL) today announced $1.4 billion in estimated catastrophe losses for the month of April.

April catastrophe losses included 13 events in the United States and Canada, with the largest losses from tornadoes in Alabama, Arkansas, Georgia and Virginia that occurred in the last week of the month. During April, Allstate deployed more than 3,000 claims professionals to assist customers, with more than 100,000 claims reported to date in the areas affected by these catastrophes. Estimated April catastrophe losses totaled about $1.37 billion for the Allstate brand and about $30 million for Encompass brand.

In the future, Allstate plans to announce monthly and quarter-to-date estimates for catastrophe losses when monthly catastrophe losses are estimated to exceed $150 million. These announcements will inform investors who have a strong interest in the company’s catastrophe loss estimates when there is significant severity or frequency of catastrophe events. Over the past 10 years, Allstate had catastrophe losses exceeding $150 million in about 30 percent of months.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan. Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about catastrophe losses. These statements are based on our estimates and assumptions that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Management believes the estimated impact of the April catastrophe losses, including net loss reserves, are appropriately established and recorded based on available facts, information, laws, and regulations. However, actual results may differ materially from those projected in the forward-looking statements in this news release and from the amounts currently recorded for a variety of reasons, including the following:

•                  Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation and the number of areas affected.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by the tornadoes.

•                  The number of incurred but not reported (IBNR) claims may be greater or less than currently anticipated.

We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

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